Exhibit 16


October 4, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:



We have read the statements made by Futures Strategic Trust (Prudential Securities Strategic Trust) (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Trust's Form 8-K report dated October 1, 2004. We agree with the statements concerning our Firm in such Form 8-K.



Very truly yours,







/ s / PricewaterhouseCoopers LLP





cc:    Ms. Maureen Howley
          Senior Vice President & Chief Financial Officer
         Preferred Investment Solutions Corp.
         Two American Lane
         Greenwich, CT 06831